Exhibit 10.28

iSpecimen Inc.

EXECUTIVE EMPLOYMENT AGREEMENT

Executive Employment Agreement (the “Agreement”) made as of this        day of        , 2021              , between Benjamin Bielak (the “Executive”), and iSpecimen Inc., a Delaware corporation located at 450 Bedford St, Lexington, MA 02420 (the “Company”).

Whereas, the Board of Directors of the Company believes it to be to its advantage to ensure that the Executive render services as a senior executive officer of the Company as hereinafter provided; and

Whereas, the Executive’s position requires that Executive be trusted with extensive confidential information and trade secrets of the Company and that Executive develop a thorough and comprehensive knowledge of all details of the Company’s business to improve and extend the business;

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.       Title, Position & Responsibilities. The Executive shall serve as the Chief Information Officer of the Company. The Executive shall have the powers, duties and responsibilities typically availed to a chief information officer of a similar enterprise, at a similar stage of commercial development, and with similar financial and operational resources to the Company. The Executive shall exercise such powers and comply with and perform such directions and duties regarding the business, operations and affairs of the Company as are consistent with such executive position as may from time to time be vested in or given to Executive by the Board of Directors of the Company (the “Board”), and consistent with the roles, responsibilities and duties of such an executive position, and the Executive shall use all commercially reasonable, diligent and faithful efforts to improve, enhance and extend the business of the Company. The Executive shall at all times report to, and Executive’s activities shall at all times be subject to the direction and control of the Chief Executive Officer. The Executive agrees to devote substantially all of Executive’s available business time, attention and services to the discharge of Executive’s duties for the best interests of the Company and its stockholders. The roles, tasks and responsibilities of the Executive are set forth on Exhibit A.

The Executive may engage in outside business and charitable activities (“Outside Activities”) that do not conflict with Executive’s duties to the Company, or otherwise impact the Executive’s services to the Company. In order for the Board to determine in good faith whether Executive’s Outside Activities comply with this paragraph, the Executive shall disclose in advance all Outside Activities to the Company.

2.       Compensation: Salary, Bonuses & Other Benefits. During the term of this Agreement, the Company shall pay the Executive the following compensation, including the following annual salary, bonuses and other fringe benefits:

(A)       Base Salary. In consideration of the services to be rendered by the Executive to the Company under this Agreement, the Company will pay to the Executive an annual base salary of $280,000, payable on a bi-weekly basis, and otherwise in conformity with the Company’s customary practices and policies for the compensation of other senior officers, as such practices shall be established or modified from time to time. Salary payments shall be subject to all applicable federal and state withholding, payroll and other taxes, in conformity with the Company’s prevailing practices. The annual base salary for subsequent years during the term of this Agreement shall be reviewed annually, and shall be adjusted for each subsequent year during the term of this Agreement; provided, however, the base salary payable hereunder shall at no time be less than the initial base salary set forth herein.

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Executive Employment Agreement – B. Bielak

(B)       Target Bonus. For 2021, Executive shall be entitled to a Target Bonus of Thirty Percent (30%) of Base Salary, 50% of which shall be earned and payable upon the same terms and conditions set forth in Section 2(C)(1), 25% of which shall be earned and payable upon the same terms and conditions set forth in Section 2(C)(2), and 25% of which shall be earned and payable upon the same terms and conditions set forth in Section 2(C)(3).

(C)       Special Incentives. In addition to any Target Bonus, the Executive shall be eligible for the following special, trigger-based incentive compensation (“Special Incentives”):

(1)	Bonus Upon Consummation of the IPO. Upon the closing of an initial public offering of the Company’s Common Stock (an “IPO”), the Executive shall receive a bonus payout in an amount of $42,000 (the “IPO Bonus”), which IPO Bonus shall be payable in a lump sum, less required taxes and deductions, within thirty (30) days of the IPO.

(2)	Stock Performance Bonus. If, during the thirty (30) consecutive day period immediately following the 10-month anniversary of the IPO, the Company’s average daily closing share price is at or above 1.25 times the Offering Price (the “SPB Trigger”), the Executive shall receive a bonus payout in an amount of $21,000 (the “Stock Performance Bonus”). If earned, the Stock Performance Bonus shall be paid in a lump sum, less required taxes and deduction, within thirty (30) days of achievement of the SPB Trigger but not earlier than the 12-month anniversary of the IPO. For purposes of calculating the Stock Performance Bonus, the term “Offering Price” shall mean that per-share price at which publicly issued securities of the Company are made available for purchase during the IPO, as set by the lead underwriter.

(3)	2021 Financial Performance Bonus. Upon the Company achieving $13.5 million in Gross Revenue, and achieving Cost of Revenue of less than or equal to 50%, during calendar year 2021, Executive shall receive a bonus payout in an amount of $21,000 (the “2021 Financial Performance Bonus”). If earned, Executive shall be paid the 2021 Financial Performance Bonus, in a lump sum, less required taxes and deductions, on or before March 15, 2022. For purposes of calculating the 2021 Financial Performance Bonus, the terms “Gross Revenue” and “Cost of Revenue” shall have the meanings ascribed to such terms by generally accepted accounting principles (“GAAP”) in the United States.

The purpose of providing Executive with such Special Incentives is to encourage Executive’s continued employment at the Company as a productive employee. Accordingly, and except as otherwise provided herein, any payout of any Special Incentive described herein is contingent on Executive being an employee at the time Executive’s right to such Special Incentive has vested, and the Executive shall not be eligible for a Special Incentive if the Executive’s employment terminates for any reason, before the Special Incentive has vested. .

(D)       Reimbursement of Expenses; Fringe Benefits. The Executive will be promptly reimbursed for all of Executive’s business-related travel, lodging and entertainment expenses in accordance with the Company’s prevailing policy for executive officers. The Executive will participate on the same basis with all other officers and employees of the Company in the Company’s standard benefits package made generally available to all other officers and Executives, including 401(k) (if available), group health, long-term and short-term disability and life insurance programs, and other fringe benefits as may be adopted by the Company from time to time. Nothing herein shall restrict the Company from modifying or eliminating any Company benefit program, health plan or other fringe benefit at any time.

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Executive Employment Agreement – B. Bielak

(E)       Equity Participation. As specific consideration for the non-competition covenants contained in the Restrictive Covenant Agreement discussed below, Executive shall be granted certain equity in the Company (the “Equity Award”), according to the following terms and conditions: As soon as practical following the IPO, the Company shall issue the Executive certain Restricted Stock Units (“RSUs”), pursuant to the form of Restricted Stock Unit Agreement attached hereto as Exhibit B, and certain Performance Share Units (“PSUs”, and together with the RSUs, the “Units”), pursuant to the form of Performance Share Unit agreement attached hereto as Exhibit C. The Company shall issue the Executive an aggregate number of Units equal to 0.25 multiplied by 3.75% of the Net Effective IPO Value, divided by the Offering Price. 80% of the Units shall be issued as RSUs and 20% of the Units shall be issued as PSUs. For purposes hereof, (i) “Net Effective IPO Value” shall mean the pre-money valuation of the Company, plus the Net Proceeds received by the Company from the initial closing of the IPO, (ii) “Net Proceeds” shall mean the aggregate gross proceeds from the IPO, minus the aggregate of all underwriting discounts and commissions and fees and expenses incurred in connection with the IPO, and (iii) the pre-money valuation of the Company shall be equal to the Offering Price, multiplied by the number of shares of Common Stock of the Company outstanding immediately prior to the IPO.

(F)       Key Man Insurance. The Company may maintain, at its option and expense, Key Man Life Insurance (the "Policy") on the life of Executive for the benefit of the Company with a benefit of $2,000,000. The Executive’s signature to this Agreement constitutes Executive's written consent to being insured under the Policy. The Executive shall make all necessary applications, submit to physical examinations and otherwise cooperate with the Company with respect to the purchase of the policy.

3.       Performance Review. Commencing at least thirty (30) days prior to the first anniversary of this Agreement, and at least thirty (30) days prior to the commencement of any fiscal year thereafter, the Board and the Executive shall in good faith review the performance by, and the compensation payable to, the Executive for the prior year and the proposed performance by, and compensation to, the Executive for the then forthcoming year. The Board and the Executive shall negotiate in good faith the annual salary and bonus (including targets, performance goals and management objectives), stock-based incentives, and other forms of incentive compensation for the forthcoming fiscal year.

4.       Term. The term of this Agreement shall commence on the date first above written and shall terminate at 11:59 p.m. on the earlier to occur of (i) the 12-month anniversary of the IPO (ii) the death or disability of the Executive, or (iii) the occurrence of any of the circumstances described in Section 5 hereof (the “Expiration Date”). In the event of death or disability, the Executive or the Executive’s estate, as applicable, shall receive payment of all unpaid or accrued salary, earned or accrued bonuses, and the vesting of the stock or other equity participation then held by the Executive, but pro-rated until the date of termination.

Notwithstanding the above, Executive shall be, at all times, an “at-will” employee of the Company. Accordingly, the employment relationship between the Executive and the Company may be terminated, by either the Company or the Executive, at any time for any reason, subject to the employment termination provisions set forth in Section 5 below.

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Executive Employment Agreement – B. Bielak

5.       Termination. The Executive’s term of employment under this Agreement may be terminated as follows:

(A)       At the Election of the Company for Just Cause. The Company may, immediately and unilaterally, terminate the Executive’s employment hereunder for just cause at any time during the term of this Agreement, subject in all instances to the terms and conditions of and compliance with the provisions of this Section 5. Termination of the Executive’s employment by the Company shall constitute a termination for “just cause” under this Section if such termination is for one or more of the following causes:  (i) the material failure of Executive to render services to the Company in accordance with Executive’s assigned duties and responsibilities and consistent with Executive’s title, roles and responsibilities under this Agreement, as reasonably determined by the Board; (ii) intentional misconduct or gross negligence committed by the Executive in connection with the performance of Executive’s assigned duties or breach of the material terms of this Agreement or the other agreements executed in connection with this Agreement; (iii) the conviction of the Executive (or plea of guilty or nolo contendere to) of a felony either in connection with the performance of Executive’s duties and responsibilities to the Company, or which adversely affects the Executive's ability to perform such duties and responsibilities, or which otherwise adversely affects the business activities, reputation, goodwill or image of the Company; (iv) the commission by Executive of an act of fraud, embezzlement, or the deliberate disregard of the material policies or practices of the Company (including but not limited to employment discrimination or harassment), which results in loss, damage or injury to the Company, or otherwise adversely affects the business activities, reputation, goodwill or image of the Company; (v) the unauthorized disclosure by Executive of any trade secret or confidential information of the Company or any of its clients or customers, which results in damage or injury to the Company, or otherwise adversely affects the business activities, reputation, goodwill or image of the Company or its clients or customers; (vi) the willful commission by Executive of an act which constitutes unfair competition with the Company; (vii) the use of illegal drugs or controlled substances that materially interferes with the performance by Executive of the duties or obligations delegated to Executive as a senior executive of the Company, or which results in damage or injury to the Company, or otherwise adversely affects the business activities, reputation, goodwill or image of the Company or its customers; (viii) the material failure by the Executive to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Executive’s cooperation; or (ix) the repeated or continued absence from the performance of work during normal business hours for reasons other than permitted absence pursuant to applicable law. Furthermore, in all instance under subsections (i), (ii), (viii) and (ix) hereinabove, the Company may not terminate Executive without first providing Executive with written notice of the basis for exercising its rights to terminate for just cause, and an opportunity of not less than thirty (30) days for the Executive to substantially cure such grounds for termination to the Board’s reasonable satisfaction.

In the event of any such termination for just cause above, the Executive shall be entitled to (i) earned but unpaid salary and earned but unpaid bonus through the termination date, (ii) COBRA benefits for up to the applicable statutory period, provided Executive makes the appropriate voluntary contribution payments, and subject to applicable law and the then-prevailing requirements of the Company’s health and insurance plans then in effect, and (iii) no other severance or other compensation benefits, other than payments which are required by law to be provided to all terminated employees.

(B)       Voluntary Termination. The Executive may voluntarily terminate Executive’s employment at any time during the term of this Agreement by providing the Company with thirty (30) days prior notice of termination. In the event of any such voluntary termination, the Executive shall be entitled to (i) earned but unpaid salary and bonuses (including any unpaid portion of the IPO Bonus), (ii) COBRA benefits for the applicable statutory period, with Executive being responsible for the full premium amount for such COBRA coverage, provided Executive makes the appropriate voluntary premium contribution payments, and subject to applicable law and the then-prevailing requirements of the Company’s health and insurance plans then in effect, and (iii) no other severance or other compensation benefits, other than payments which are required by law to be provided to all terminated employees.

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Executive Employment Agreement – B. Bielak

(C)       At the Election of the Company for Reasons Other Than Just Cause. The Company may terminate the Executive’s employment hereunder at any time during the term of this Agreement “without cause” by giving not less than thirty (30) days’ prior written notice to the Executive of the Company’s election to terminate. During such notice period, the Executive will be available on a full-time basis for the benefit of the Company to assist the Company in matters relating to a transition of the Executive’s duties and responsibilities. In the event the Company exercises its right to terminate the Executive under this Section, or in the event the Company exercises its right not to renew this Agreement, the Company agrees to pay the Executive (i) salary continuation payments for the period of six (6) months (the “Salary Continuation Period”), at the Executive’s then current base salary rate, (ii) any Special Incentive and Target Bonus tied to such Special Incentive earned but unpaid as of the termination date, and (iii) COBRA benefits for the applicable statutory period, with the Company providing Executive with continuation coverage upon the same terms and conditions as if Executive were still an active employee of the Company. Such salary continuation payments shall be payable on a bi-weekly basis for the duration of the Salary Continuation Period and shall be subject to all applicable taxes.

Notwithstanding anything herein to the contrary, Executive shall not be entitled to receive any payments pursuant to this Section unless Executive has executed and delivered to the Company a general release with customary, industry-standard terms and conditions, that includes a re-affirmation of Executive’s non-competition covenant set forth in Exhibit D hereto, in favor of the Company in form and substance satisfactory to the Company (and such release is in full force and effect and has not been revoked), which release shall be in full force and effect (and no longer subject to revocation) within sixty (60) calendar days after Executive’s separation from employment with the Company. In the event said sixty (60) day period spans more than one calendar year, any payments made pursuant to this Section 5(C) shall not commence until the later calendar year.

(D)       Termination by Executive for Good Reason. The Executive may also resign Executive’s employment with the Company at any time for any reason, including Good Reason. In the case of a resignation without Good Reason, the Executive shall provide written notice to the Board at least thirty (30) days prior to the date of termination. During any notice period provided by the Executive in connection with Executive’s resignation, the Company may, in its discretion, direct the Executive not to perform any work or report to the office for part or all of the notice period, although the Executive’s Base Salary and benefits shall continue during such notice period regardless. “Good Reason” means any one of the following events: (A) a material diminution in the Executive’s duties and responsibilities, or a change in the Executive’s position within the Company which constitutes a demotion, without the Executive’s prior consent; (B) a reduction in the Executive’s Base Salary to an amount below the amount set forth in Section 1(A), except in circumstances when the Executive’s Base Salary is reduced in connection with a pay reduction plan generally applicable to the Company’s management and employees; or (C) a change in the principal workplace of the Executive to a location outside of an 35-mile radius from Lexington, Massachusetts; provided, however, that none of the foregoing events shall constitute Good Reason unless and until the Executive provides the Board with at least thirty (30) days’ prior written notice of Executive’s intent to resign for Good Reason (which notice is provided not later than thirty (30) days following the date upon which the Executive receives notice of the event constituting Good Reason), and the Company has not remedied the event allegedly constituting Good Reason within such 45 day period.

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Executive Employment Agreement – B. Bielak

In the event of any termination for Good Reason, the Executive shall be entitled to (i) salary continuation payments for the aforementioned Salary Continuation Period, at the Executive’s then current base salary rate, (ii) any Special Incentive and Target Bonus tied to such Special Incentive earned but unpaid as of the termination date, and (iii) COBRA benefits for the applicable statutory period, with the Company providing Executive with continuation coverage upon the same terms and conditions as if Executive were still an active employee of the Company. Such salary continuation payments shall be payable on a bi-weekly basis for the duration of the Salary Continuation Period and shall be subject to all applicable taxes. .

Notwithstanding anything herein to the contrary, Executive shall not be entitled to receive any payments pursuant to this Section unless Executive has executed and delivered to the Company a general release with customary, industry-standard terms and conditions, that includes a re-affirmation of Executive’s non-competition covenant set forth in Exhibit D hereto, in favor of the Company in form and substance satisfactory to the Company (and such release is in full force and effect and has not been revoked), which release shall be in full force and effect (and no longer subject to revocation) within sixty (60) calendar days after Executive’s separation from employment with the Company. In the event said sixty (60) day period spans more than one calendar year, any payments made pursuant to this Section 5(D) shall not commence until the later calendar year.

6.       Noncompetition, Nonsolicitation, Confidentiality and Inventions Agreement. In connection with Executive’s employment by the Company pursuant to the terms of this Agreement, and in consideration for the Equity Award provided in paragraph 2(E) of this Agreement, the Executive shall execute or reconfirm the Company’s standard form of Noncompetition, Nonsolicitation, Confidentiality and Invention Assignment Agreement (the “Restrictive Covenant Agreement”) attached as Exhibit D. Such Restrictive Covenant Agreement is an essential part of the subject matter of this Agreement and is incorporated by reference. The Executive hereby confirms, acknowledges the terms of the Restrictive Covenant Agreement, and hereby agrees to the restrictive covenants set forth therein. Any breach by the Executive of the material covenants of the Restrictive Covenant Agreement shall be deemed a material breach by the Executive of this Agreement.

7.       Governing Law; Injunctive Relief. This Agreement and the Restrictive Covenant Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts and shall be deemed to be performable in such state. The Executive acknowledges that the breach or threatened breach of any of the provisions of this Agreement or the Restrictive Covenant Agreement would give rise to irreparable injury to either party, which injury would be inadequately compensable in money damages. Accordingly, in the event of any breach, either party may seek and obtain a restraining order and/or injunction prohibiting the breach or threatened breach of any provision, requirement or covenant of this Agreement or the Restrictive Covenant Agreement, in addition to and not in limitation of any other legal remedies which may be available, and without the necessity of posting a bond or other surety.

8.       Severability. In case any one or more of the provisions contained in this Agreement or the Restrictive Covenant Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or the Restrictive Covenant Agreement. In such event this Agreement or the Restrictive Covenant Agreement, as the case may be, shall be construed, revised, modified and reformed to the maximum extent possible to give effect to the purposes set forth herein and in the Restrictive Covenant Agreement.

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Executive Employment Agreement – B. Bielak

9.       Waivers and Modifications. This Agreement may be modified, and the rights and remedies of any provision hereof may be waived, only in accordance with this Section. No modification or waiver by the Company shall be effective without the consent of the Executive. No waiver by either party of any breach by the other party of any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement and the Restrictive Covenant Agreement set forth all of the terms of the understandings between the parties with reference to the subject matter set forth herein and may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

10.       Assignment. The Executive acknowledges that the services to be rendered by Executive are unique and personal in nature. Accordingly, the Executive may not assign any of Executive’s rights or delegate any of Executive’s duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company, including any successor to the Company’s capital stock or assets by reason of a change in control, merger or other acquisition of the Company.

11.       Arbitration. Any controversy, dispute, claim or breach arising out of or relating to this Agreement, including claims for injunctive relief, shall be submitted to and resolved by arbitration under the General Commercial Rules of the American Arbitration Association (“AAA”). The Arbitrator shall be appointed by the AAA in accordance with the processes for such appointment established by the AAA. However, the Arbitrator shall be a licensed attorney with not less than fifteen years practice experience. The decision of such Arbitrator shall be final and binding on the parties. Such arbitration shall be held in Boston, Massachusetts, and the judgment upon the award rendered shall be entered by consent in any court having jurisdiction. The Arbitrator shall have the right but not the obligation to assess attorneys’ fees, costs and expenses associated with the arbitration, in the Arbitrator’s sole discretion. In the event of any conflict between the arbitration rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling. The Arbitrator shall be required to (i) materially follow the substantive rules of applicable law, (ii) accompany the award with findings of fact and a statement of reasons for the decision. The Arbitrator shall have the authority to permit discovery for no more than sixty days, to the extent deemed appropriate by the Arbitrator, upon reasonable request of a party. One fact witness deposition shall be allowed by each of the Company and the Executive, for one full day; any other depositions shall be allowed only with approval of the Arbitrator. The Arbitrator shall have no power or authority to address or resolve any issue not submitted by the parties. The Arbitrator shall have the power to grant emergency and injunctive relief as provided in the AAA rules (without the necessity of a party posting a bond) in the event a party has violated the terms of this Agreement or the Restrictive Covenant Agreement, but no authority to award punitive and/or exemplary damages. The matter shall be heard within one hundred fifty (150) days of the filing of the demand and the award issued within fourteen (14) days of the closing of the hearing. Notwithstanding the foregoing, at any time prior to the commencement of an arbitration proceeding, a party may resort to the courts of the Commonwealth of Massachusetts to seek injunctive relief only; the parties’ consent to the jurisdiction and venue in the Massachusetts court of competent subject matter jurisdiction in Suffolk County, Massachusetts, for the purpose of pursuing injunctive relief prior to the filing by any party of an arbitration demand.

{Signature Page on Following Page}

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Executive Employment Agreement – B. Bielak

iSpecimen Inc.

EXECUTIVE EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed, as an instrument under seal, this Executive Employment Agreement as of the date first above written.

iSpecimen Inc.

By:

Title:

Executive: Benjamin Bielak

Signature of Executive

Street

City	State	Zip

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Executive Employment Agreement – B. Bielak

Exhibit A

Job Description

Chief Information Officer (CIO) Responsibilities

Executive Leadership

1.	Assist in formulating the company's future direction and supporting tactical initiatives

2.	Lead the product development, engineering, and data teams from product through engineering, test, and implementation

3.	Participate in key decisions as a member of the executive management team, playing a leading role in product and technology decisions and implementation, internally and with partners

4.	Drive cross functional team communication and collaboration - towards iSpecimen goals

5.	Ensure the ongoing optimization of agile processes and tools - and delivery excellence

6.	Initiate the resolution of complex operational and technical problems

Product

1.	Ensure development, maintenance, and communication of product roadmap and strategy in concert with director of product management, with input from the executive team, end-users, customers, suppliers, and team

2.	Ensure development, delivery, and implementation by product, technology, and implementation team of a simple and elegant product and user experience that brings measurable benefits to customer, supplier and our business, balancing short-term and long-term goals and vision

Technology & Data

1.	Responsible for planning, management, and direction of the technology and data teams

2.	Evaluate and identify key technology platforms and partners for achieving iSpecimen’s goals

3.	Directs the activities necessary to keep the technology infrastructure running efficiently, effectively, and securely while ensuring compliance with established standards and policies

4.	Ensures the organization has the required capabilities for the technical creation and improvement of products, working within and across departments, as well as with third parties as necessary

5.	Provide organizational leadership and mentoring to ensure team development

6.	Establish product development metrics, reports and benchmarks

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Executive Employment Agreement – B. Bielak

Supplier Implementation

1.	Ensure successful supplier implementations, enhancements, communication, and metrics including optimizing initial and ongoing data mappings

2.	Help optimize supplier implementation and product development initiatives to maximize efficiency and revenue in sales and lab processes

Quality and Security

1.	Ensure development of overall strategy, objectives, initiatives, and best practices for QA

2.	Lead efforts to ensure HIPAA Compliance from a product development to implementation

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Executive Employment Agreement – B. Bielak

Exhibit B

Restricted Stock Unit Agreement

This Restricted Stock Unit Agreement (this “Agreement”) is made and entered into as of ___________, _____ (the “Grant Date”) by and between iSpecimen Inc., a Delaware corporation (the “Company”) and Benjamin Bielak (the “Grantee”).

WHEREAS, the Company has adopted the iSpecimen 2021 Stock Incentive Plan (the “Plan”) pursuant to which awards of Restricted Stock Units may be granted; and

WHEREAS, pursuant to an Executive Employment Agreement, dated as of __________ __, 2021, between the Grantee and the Company (the “Employment Agreement”), the Company has agreed to issue the Grantee certain Restricted Stock Units on the terms set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.         Grant of Restricted Stock Units.

    1.1       Pursuant to the Plan, the Company hereby grants to the Grantee on the Grant Date an Award consisting of, in the aggregate, [____] Restricted Stock Units (the “Restricted Stock Units”). Each Restricted Stock Unit represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in this Agreement and the Plan. Capitalized terms that are used but not defined herein have the meanings ascribed to them in the Employment Agreement, and to the extent not defined therein, shall have the meanings ascribed to them in the Plan.

    1.2       The Restricted Stock Units shall be credited to a separate account maintained for the Grantee on the books and records of the Company (the “Account”). All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company.

2.         Vesting.

    2.1       Except as otherwise provided herein, provided that the Grantee remains employed by the Company through the applicable vesting date, the Restricted Stock Units will vest in accordance with the following schedule (the period during which restrictions apply, the “Restricted Period”):

Vesting Date	Number of Restricted Stock Units That Vest

As of the date hereof	20% of the Restricted Stock Units

On each one year anniversary of the IPO thereafter (each such year referred to as an “Anniversary Year”)	An additional 20% of the Restricted Stock Units

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Executive Employment Agreement – B. Bielak

All Restricted Stock Units shall be fully vested as of [DATE]1. Once vested, the Restricted Stock Units become “Vested Units” and shall be settled as provided in Section 5 herein.

    2.2       Notwithstanding Section 2.1, if the Grantee's employment is terminated (i) by the Company or an Affiliate without Just Cause, (ii) by the Grantee for Good Reason or (iii) by the Company or Affiliate or Grantee on account of a non-renewal by the Company or an Affiliate of any successive term of Grantee’s employment under Grantee’s Employment Agreement, Grantee shall be entitled to immediate forward vesting of an additional six (6) months of Restricted Stock Units from and after such date of termination or non-renewal, (as if the vesting period for Grantee’s Restricted Stock Units had been set up for monthly and not annual vesting) and such additional vested Restricted Stock Units shall become Vested Units.

    2.3       Notwithstanding Section 2.1 or 2.2, if a Change in Control (as defined in the Plan) occurs and the Grantee's employment is terminated by the Company or an Affiliate without Just Cause or by the Grantee for Good Reason, and the Grantee's date of termination occurs within twelve (12) months following such Change in Control, all unvested Restricted Stock Units shall automatically become 100% vested on the Grantee's date of termination and become Vested Units.

    2.4       Notwithstanding Section 2.1, if the Grantee’s employment with the Company or an Affiliate terminates on account of the Grantee’s death or Disability, those Restricted Stock Units scheduled to vest during the Anniversary Year in which Grantee’s employment terminates shall vest proportionately based on the number of days during such Anniversary Year that Grantee was employed divided by three hundred and sixty (360) days and become Vested Units.

    2.5       Except as set forth in Sections 2.2, 2.3 and 2.4, if the Grantee's employment with the Company or an Affiliate terminates for any other reason, including as a result of Grantee refusing to remain employed at the Company following any renewal of Grantee’s Employment Agreement, at any time before all of his or her Restricted Stock Units have vested, the Grantee's unvested Restricted Stock Units shall be automatically forfeited upon such termination of employment and neither the Company nor any Affiliate shall have any further obligations to the Grantee with respect to such Restricted Stock Units that have been so forfeited under this Agreement.

1 4 year anniversary of IPO.

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Executive Employment Agreement – B. Bielak

3.         Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period and until such time as the Restricted Stock Units are settled in accordance with Section 5, the Restricted Stock Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock Units or the rights relating thereto shall be wholly ineffective.

4.         Rights as Shareholder; Dividend Equivalents.

    4.1       The Grantee shall not have any rights of a shareholder with respect to the shares of Common Stock underlying the Restricted Stock Units unless and until the Restricted Stock Units vest and are settled by the issuance of such shares of Common Stock.

    4.2       Upon and following the settlement of the Restricted Stock Units, the Grantee shall be the record owner of the shares of Common Stock underlying the Restricted Stock Units unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting rights). The Company reserves the right to settle those Restricted Stock Units that are subject to forward vesting under Section 2.2 hereof in cash at its sole discretion.

    4.3       The Grantee shall not be entitled to any Dividend Equivalents with respect to the Restricted Stock Units to reflect any dividends payable on shares of Common Stock.

5.         Settlement of Restricted Stock Units.

    5.1       Subject to Section 8 hereof, within five (5) business days following the vesting date, (and in any event no later than March 15 of the calendar year following the calendar year in which such vesting occurs if settlement of the Restricted Stock Units cannot be settled within said five (5) business day period for reasons outside the reasonable control of the Company), the Company shall, except as to any Restricted Stock Units that may be settled in cash as referenced in Section 4.2 above, (a) issue and deliver to the Grantee the number of shares of Common Stock equal to the number of Vested Units; and (b) enter the Grantee's name on the books of the Company as the shareholder of record with respect to the shares of Common Stock delivered to the Grantee.

    5.2       If the Grantee is deemed a “specified employee” within the meaning of Section 409A of the Code, as determined by the Committee, at a time when the Grantee becomes eligible for settlement of the RSUs upon his/her “separation from service” within the meaning of Section 409A of the Code, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such settlement will be delayed until the earlier of: (a) the date that is six months following the Grantee's separation from service and (b) the Grantee's death.

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Executive Employment Agreement – B. Bielak

    5.3       To the extent that the Grantee does not vest in Restricted Stock Units, all interest in such Restricted Stock Units shall be forfeited. The Grantee has no right or interest in any Restricted Stock Units that are forfeited.

6.         No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an Employee, Consultant or Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee's employment at any time, with or without Just Cause.

7.         Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the Restricted Stock Units shall be adjusted or terminated in any manner as contemplated by Section 12 of the Plan.

8.         Tax Liability and Withholding.

    8.1       The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan, the amount of any required withholding taxes in respect of the Restricted Stock Units and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Grantee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

 (a)          tendering a cash payment.

 (b)          authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Grantee as a result of the vesting of the Restricted Stock Units; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law.

 (c)          delivering to the Company previously owned and unencumbered shares of Common Stock.

    8.2       Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee's responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Restricted Stock Units or the subsequent sale of any shares; and (b) does not commit to structure the Restricted Stock Units to reduce or eliminate the Grantee's liability for Tax-Related Items.

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Executive Employment Agreement – B. Bielak

9.         Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

10.       Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company's principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee's address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

11.       Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts without regard to conflict of law principles.

12.       Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

13.       Restricted Stock Units Subject to Plan. This Agreement is subject to the Plan as approved by the Company's shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

14.       Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee's beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock Units may be transferred by will or the laws of descent or distribution.

15.       Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

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Executive Employment Agreement – B. Bielak

16        Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion as provided in said Plan. The grant of the Restricted Stock Units in this Agreement does not create any contractual right or other right to receive any Restricted Stock Units or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee's employment with the Company.

17.       Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel (each, a “Modification”) the Restricted Stock Units, prospectively or retroactively; provided, that, no such Modification shall materially and adversely affect the Grantee's rights under this Agreement without the Grantee's consent.

18.       Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.

19.       No Impact on Other Benefits. The value of the Grantee's Restricted Stock Units is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

20.       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

21.       Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Restricted Stock Units subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Restricted Stock Units or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

[signature page follows]

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Executive Employment Agreement – B. Bielak

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

iSpecimen Inc.

By:
Name:
Title:

Benjamin Bielak

By:
Name:

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Executive Employment Agreement – B. Bielak

Exhibit C

Performance Share Unit Agreement

This Performance Share Unit Agreement (this “Agreement”) is made and entered into as of [DATE] (the “Grant Date”) by and between iSpecimen Inc., a Delaware corporation (the “Company”) and Benjamin Bielak (the “Grantee”).

WHEREAS, the Company has adopted the iSpecimen 2021 Stock Incentive Plan (the “Plan”) pursuant to which the Company may grant Performance Compensation Awards; and

WHEREAS, pursuant to an Executive Employment Agreement, dated as of __________ __, 2021, between the Grantee and the Company (the “Employment Agreement”), the Company has agreed to issue the Grantee certain Performance Share Units on the terms set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.            Grant of Performance Share Units. Pursuant to the Plan, the Company hereby grants to the Grantee an Award for a maximum of [NUMBER] Performance Share Units. Such Performance Share Units are intended to constitute a Performance Compensation Award under the Plan. Each Performance Share Unit (“PSU”) represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in this Agreement and the Plan. The number of PSUs that the Grantee actually earns for each Performance Period will be determined by the level of achievement of the applicable Performance Goal in accordance with Exhibit I attached hereto.

2.            Definitions. Capitalized terms that are used but not defined herein have the meanings ascribed to them in the Employment Agreement, and to the extent not defined therein, shall have the meanings ascribed to them in the Plan. For purposes of this Agreement: “Performance Period” shall mean each of the first four calendar years ending after the date of this Agreement (beginning with the year ended December 31, 2021).

3.            Performance Goals.

3.1            The determination of whether the applicable PSUs have been earned by the Grantee for each Performance Period will be based upon whether the applicable Performance Goal for such Performance Period has been achieved in accordance with Exhibit I. All determinations of whether any Performance Goal has been achieved, and all other matters related to this Section 3 shall be made by the Committee in its sole discretion.

3.2            Promptly following completion of the applicable Performance Period (and no later than ninety (90) days following the end of the applicable Performance Period), the Committee will review and certify in writing whether the Performance Goal for the applicable Performance Period has been achieved. Such certification shall be final, conclusive and binding on the Grantee, and on all other persons, to the maximum extent permitted by law.

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Executive Employment Agreement – B. Bielak

4.            Vesting of PSUs. The PSUs are subject to forfeiture until they vest. Except as otherwise provided herein or in Section 13 of the Plan, the PSUs relating to any Performance Period will vest and become nonforfeitable on January 1 of the year that immediately follows such Performance Period, subject to (a) the achievement of the applicable Performance Goal for such Performance Period set forth in Exhibit I attached hereto, and (b) the Grantee's Continuous Service from the Grant Date through the such vesting date.

5.            Termination of Employment. Except as otherwise expressly provided in this Agreement, if the Grantee's employment with the Company terminates for any reason at any time before all of his or her PSUs have vested, the Grantee's unvested PSUs shall be automatically forfeited upon such termination of employment and neither the Company nor any Affiliate shall have any further obligations to the Grantee under this Agreement.

6.            Settlement of PSUs. Subject to Section 11 hereof, within five (5) business days following the Committee’s certification that a Performance Goal for a particular Performance Period has been achieved (and in any event no later than March 15 of the calendar year following the calendar year in which such vesting occurs if such certification and settlement cannot be made within the applicable periods of time set forth in Section 3.2 and this Section 6 for reasons outside the reasonable control of the Company), the Company shall (a) issue and deliver to the Grantee the number of shares of Common Stock equal to the number of vested PSUs, and (b) enter the Grantee's name on the books of the Company as the shareholder of record with respect to the shares of Common Stock delivered to the Grantee.

7.            Transferability. Subject to any exceptions set forth in this Agreement or the Plan, the PSUs or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee, except by will or the laws of descent and distribution, and upon any such transfer by will or the laws of descent and distribution, the transferee shall hold such PSUs subject to all of the terms and conditions that were applicable to the Grantee immediately prior to such transfer.

8.            Rights as Shareholder.

8.1            The Grantee shall not have any rights of a shareholder with respect to the shares of Common Stock underlying the PSUs, including, but not limited to, voting rights and the right to receive or accrue dividends or dividend equivalents.

8.2            Upon and following the settlement of the PSUs and the issuance of shares, the Grantee shall be the record owner of the shares of Common Stock underlying the PSUs unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting and dividend rights).

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Executive Employment Agreement – B. Bielak

9.              No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an Employee, Consultant or Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee's employment at any time, with or without Just Cause.

10.            Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the PSUs shall be adjusted or terminated in any manner as contemplated by Section 12 of the Plan.

11.            Tax Liability and Withholding.

11.1          The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan, the amount of any required withholding taxes in respect of the PSUs and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Grantee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

(a)            tendering a cash payment;

(b)            authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Grantee as a result of the vesting of the PSUs; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law; or

(c)            delivering to the Company previously owned and unencumbered shares of Common Stock.

11.2          Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee's responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the PSUs or the subsequent sale of any shares, and (b) does not commit to structure the PSUs to reduce or eliminate the Grantee's liability for Tax-Related Items.

12.            Compliance with Law. The issuance and transfer of shares of Common Stock in connection with the PSUs shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

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Executive Employment Agreement – B. Bielak

13.            Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company's principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee's address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

14.            Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts without regard to conflict of law principles.

15.            Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

16.            PSUs Subject to Plan. This Agreement is subject to the Plan as approved by the Company's shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

17.            Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee's beneficiaries, executors, administrators and the person(s) to whom the PSUs may be transferred by will or the laws of descent or distribution.

18.            Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

19.            Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion as provided in said Plan. The grant of the PSUs in this Agreement does not create any contractual right or other right to receive any PSUs or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee's employment with the Company.

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Executive Employment Agreement – B. Bielak

20.            Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel (each, a “Modification”) the PSUs, prospectively or retroactively; provided, that, no such Modification shall materially and adversely affect the Grantee's rights under this Agreement without the Grantee's consent.

21.            Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.

22.            No Impact on Other Benefits. The value of the Grantee's PSUs is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

23.            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

24.            Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the PSUs subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the PSUs or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

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Executive Employment Agreement – B. Bielak

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

iSpecimen Inc.

By:
Name:
Title:

Benjamin Bielak

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Executive Employment Agreement – B. Bielak

Exhibit 1

Performance Measures

25% of the PSUs shall be earned for the first Performance Period if the Company exceeds $13.5M in revenue for the year ended December 31, 2021, with a maximum of 50% cost of revenue.

25% of the PSUs shall be earned for the second Performance Period if the Company exceeds the revenue and cost of revenue targets to be established by the Board for the year ended December 31, 2022.

25% of the PSUs shall be earned for the third Performance Period if the Company exceeds the revenue and cost of revenue targets to be established by the Board for the year ended December 31, 2023.

25% of the PSUs shall be earned for the fourth Performance Period if the Company exceeds the revenue and cost of revenue targets to be established by the Board for the year ended December 31, 2024.

The revenue and cost of revenue targets for 2022, 2023 and 2024 will be established by the Board at the last calendar year meeting of the Board preceding such year.

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Executive Employment Agreement – B. Bielak

Exhibit D

iSpecimen Inc.

NONCOMPETITION, NONSOLICITATION, NONDISCLOSURE AND INVENTIONS AGREEMENT

The undersigned, Benjamin Bielak, in consideration for and as a condition of employment as a senior executive officer (the “Executive”) of iSpecimen Inc. (the “Company”), or for receiving stock or options, or any other form of compensation, salary, bonus, benefit or fringe benefits from or in the Company, and in connection with executing an Employment Agreement with the Company, hereby agrees with the Company as follows:

1.       Noncompetition Covenant. During the period of service relationship with the Company and for the one (1) year period following the termination of such service relationship for Just Cause (as defined in the Executive’s Employment Agreement) or by reason of Executive’s resignation from service, Executive will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of the Company, compete with the Company’s Business, as it is constituted on the date of termination of Executive’s relationship with the Company, in the geographic areas where the Executive provided services to the geographic areas in which the employee provided services or had a material presence or influence during the two (2) year period preceding the end of such Executive’s employment, without the Company’s prior written consent. The parties agree that nature and scope of Executive’s service relationship to the Company requires that the Executive have a material presence and influence in all geographic locations in which the Company conducts business activities and markets its good and services, including, but not limited to, the entirety of the United States. Accordingly, the parties acknowledge that the geographic scope of the non-competition restrictions set forth in this section 1 includes, at least, the entire United States.

For purpose of this Section 1, the “Company’s Business” shall mean: the development, sales, marketing, distribution and commercial exploitation of products or services, including software and web-based applications and products that link electronic medical records and clinical laboratory specimens (the “Proprietary Technology”), for the collection of biospecimens from hospitals, clinical laboratories, and similar institutions (the “Partners”) primarily for distribution and sale to research organizations, academic institutions, government facilities, biopharmaceutical, and diagnostic companies and similar organizations and entities (the “Customers”).

The restrictions set forth in this Section 1 shall not take effect until ten (10) business days after the Effective Date of this Agreement (the “Noncompete Effective Date”). Executive acknowledges and agrees that the Company provided Executive with notice of the restrictions set forth in Section 1 at least ten (10) business days before the Noncompete Effective Date.

Executive also acknowledges that Executive has been informed, pursuant to Mass. Gen. L. c. 149, § 24L (the “Act”), that Executive has the right to consult with an attorney before signing this Agreement.

In exchange for the promises contained in this Section 1: the Company, subject to the approval of its Board of Directors where applicable, shall grant the Executive the Equity Award described in paragraph 2(E) of the Executive Employment Agreement (the “Consideration Payment”), which the parties hereto agree is “mutually-agreed upon consideration” as defined in the Act.

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Executive Employment Agreement – B. Bielak

2.       Non-solicitation Covenant. During the period of service relationship with the Company and for the one (1) year period following the termination of such service relationship (for any reason) (the “Restricted Period”), the Executive will not directly or indirectly either for herself or for any other commercial enterprise, solicit, divert or take away or attempt to solicit, divert or take away, any of the Company’s Customers, business or prospective Customers in existence at the time of termination of such employment for the benefit of any enterprise which may be competitive to the Business of the Company, whether directly or indirectly. For purposes of this Agreement, “prospective Customers” shall include those customers being solicited by the Company at the time of the Executive’s termination. During such employment with the Company and for a period of one (1) year thereafter, the Executive will not solicit or discuss with any employee, advisor or consultant of the Company the recruitment, employment or engagement of such Company employee, advisor or consultant by any enterprise, and whether or not such enterprise is competitive to the Business of the Company, nor recruit, or attempt to recruit, any such Company employee, advisor or consultant other than on behalf of the Company.

The Executive agrees that for the Restricted Period, the Executive will not solicit, encourage, or induce, or cause to be solicited, encouraged or induced, directly or indirectly, any Customer, vendor, supplier or contractor who conducted business with the Company at any time during the one-year period preceding the termination of the Executive’s relationship with the Company, to terminate or adversely modify any business relationship with the Company or not to proceed with, or enter into, any business relationship with the Company, nor shall the Executive otherwise interfere with any business relationship between the Company and any such entity described herein.

3.       Nondisclosure Obligation. The Executive will not at any time, whether during or after the termination of employment, for any reason whatsoever (other than to promote and advance the Company’s Business), reveal to any person or entity (both commercial and non-commercial) any of the trade secrets or confidential business information concerning the Company or the trade secrets or confidential business information of third parties subject to a duty of confidentiality on the part of the Company, including without limitation: development activities; prototypes and technical specifications; show-how and know-how; marketing plans and strategies; pricing and costing policies; Customer, Partner and supplier lists and accounts; or nonpublic financial information so far as they have come or may come to the Executive’s knowledge, except as may be required in the ordinary course of performing her duties as an executive of the Company. This restriction shall not apply to: (i) information that may be disclosed generally or is in the public domain through no fault of the Executive; (ii) information received from a third party outside the Company that was disclosed without a breach of any confidentiality obligation; (iii) information approved for release by written authorization of the Company; or (iv) information that may be required by law or an order of any court, agency or proceeding to be disclosed. The Executive shall keep secret all matters of such nature entrusted to her and shall not use or disclose any such information for the benefit of any third party in any manner which may injure or cause loss to the Company, whether directly or indirectly.

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Executive Employment Agreement – B. Bielak

4.       Assignment of Inventions. The Executive expressly understands and agrees that any and all right or interest she obtains in any designs, research, copyrights, trade secrets, technical specifications, software programs, software and systems documentation, game designs and prototypes, flowcharts, logic diagrams, software methodologies and algorithms, technical data, know-how and show-how, internal reports and memoranda, Customer, Partner and vendor lists, marketing plans, pricing policies, inventions, concepts, ideas, expressions, discoveries, improvements and patent or patent rights which are authored, conceived, devised, developed, reduced to practice, or otherwise obtained by Executive during the term of this Agreement which relate to or arise out of Executive’s employment with the Company are expressly regarded as “works for hire” (the “Work Product”). The Executive hereby assigns to the Company the sole and exclusive right to such Work Product. The Executive agrees that she will promptly disclose to the Company any and all such Work Product, and that, upon request of the Company, the Executive will execute and deliver any and all documents or instruments and take any other action which the Company shall deem necessary to assign to and vest completely in the Company, to perfect trademark, copyright and patent protection with respect to, or to otherwise protect the Company’s trade secrets and proprietary interest in such Work Product. The obligations of this Section shall continue beyond the termination of the Executive’s employment with respect to such Work Product conceived of, reduced to practice, or developed by the Executive during the term of this Agreement. The Company agrees to pay any and all copyright, trademark and patent fees and expenses or other costs incurred by the Executive for any assistance rendered to the Company pursuant to this Section.

In the event the Company is unable, after reasonable effort, to secure Executive’s signature on any letters patents, copyright or other analogous protection relating to the Work Product, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officer and agent as Executive’s agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and irrevocable and shall survive Executive’s death or incapacity), to act for and in Executive’s behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letter patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by Executive. The obligations of this Section shall continue beyond the termination of the Executive’s employment with the Company with respect to such Work Product conceived of, reduced to practice, or developed by the Executive during Executive’s tenure with the Company. “Work Product” will not include any business knowledge, skills and experience of the Executive that would not otherwise constitute a trade secret of the Company under applicable law. The Executive agrees to keep adequate and current written records of all Work Product made by Executive (solely or jointly with others). The records will be in form of notes, memoranda, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

5.       Remedies Upon Breach. The Executive agrees that any breach of this Agreement by the Executive could cause irreparable damage to the Company. The Company shall have, in addition to any and all remedies of law, the right to an injunction or other equitable relief to prevent any violation of the Executive’s obligations hereunder, and without the necessity of posting a bond. In the event of any enforcement of this Agreement, or of any breach, the party who does not prevail shall reimburse the counterparty for such counterparty’s cost and expenses of enforcement, including attorneys’ fees and expenses. The Executive acknowledges and agrees that the enforcement of this Agreement is necessary to ensure the preservation, protection and continuity of the confidential business information, trade secrets, business reputation and goodwill of the Company.

6.       Defend Trade Secrets act Notice. Notwithstanding any provision in this Agreement, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, provided that such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, provided that the individual (A) files any document containing the trade secret under seal, and (B) does not disclose the trade secret, except pursuant to a court order.

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Executive Employment Agreement – B. Bielak

7.       Miscellaneous. The obligations of the Executive under this Agreement shall survive the termination of the Executive’s relationship with the Company regardless of the manner of such termination. All covenants and agreements hereunder shall inure to the benefit of and be enforceable by the successors of the Company. This Agreement shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Massachusetts, and notwithstanding and excepting its conflicts of laws principles. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof. If one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject matter so as to be unenforceable at law, such provision(s) shall be construed and reformed by the appropriate judicial body by limiting and reducing it (or them), so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear. If the Executive violates the provisions of any of Sections 1-4 inclusive, the Executive shall continue to be bound by the restrictions set forth in such sections until a period of the later of one (1) year or for the duration that the restrictive period has run its course without any violation of such provisions. During the term of this Agreement and following any termination, no party shall make or publish any negative or derogatory remarks concerning the other party (or the case of the Company, any remarks concerning its business, operations, Customers, Partners, strategic relationships, products and services, software, or its directors, officers, employees, personnel, stockholders, agents or representatives). The Executive understands that this Agreement does not create an obligation on the part of the Company to continue the Executive’s employment with the Company, and the Executive acknowledges that he or she is employed “at will.” The Agreement may be executed and delivered in counterparts, and by digital signature, facsimile signature or other similar evidence of execution, and this Agreement may be delivered and executed by electronic or facsimile transmission, portable document format, hand delivery, overnight courier service, first class mail (postage prepaid), or any other commercial means.

8.       Arbitration. Any controversy, dispute, claim or breach arising out of or relating to this Agreement shall be submitted for settlement to an arbitrator agreed upon by the parties. The principles of Arbitration set forth in the Executive Employment Agreement shall apply to any controversy, dispute, claim or breach arising out of or relating to this Agreement.

IN WITNESS WHEREOF, the undersigned Executive and the Company have executed this Noncompetition, Nonsolicitation, Nondisclosure and Inventions Agreement as of this _____ day of ___________, 2021.

iSpecimen Inc.	Executive: Benjamin Bielak

By:
Signature of Executive

Title:

Dated: _____, 2021

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Executive Employment Agreement – B. Bielak